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                                                                 EXHIBIT (H)(11)


         Attachment A to the Servicing Agreement is hereby amended to add the Thompson Plumb Blue Chip Fund, and is restated in its entirety as follows:

                                  ATTACHMENT A

         This Agreement shall apply with respect to the following Series of the
Corporation:

                  1.       The Thompson Plumb Growth Fund.

                  2.       The Thompson Plumb Balanced Fund.

                  3.       The Thompson Plumb Blue Chip Fund.

                  4.       The Thompson Plumb Bond Fund.

                  5.       The Thompson Plumb Select Fund.